SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                     FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 0-15765


                     Fidelity Leasing Income Fund III, L.P.
______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

               3 North Columbus Boulevard, Philadelphia, PA 19106
______________________________________________________________________________
                (Address, including zip code, and telephone
                  number, including area code of registrant's
                          principal executive offices)


                         Limited partnership interests
______________________________________________________________________________
            (Title of each class of securities covered by this Form)

______________________________________________________________________________
             (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a) (1) (i)        __X__    Rule 12h-3 (b) (1) (i)       _____
     Rule 12g-4 (a) (1) (ii)       __X__    Rule 12h-3 (b) (1) (ii)      _____
     Rule 12g-4 (a) (2) (i)        _____    Rule 12h-3 (b) (2) (i)       _____
     Rule 12g-4 (a) (2) (ii)       _____    Rule 12h-3 (b) (2) (ii)      _____
                                            Rule 15d-6                   _____

Approximate number of holders of record as of the certification or
notice date:          ___0___

Pursuant to the requirements of the Securities Exchange Act of 1934 Fidelity Leasing Income Fund III has caused this certification to be signed on its behalf by the undersigned duly authorized person.




Date:      September 10, 1998          By:  Marianne T. Schuster
                                            Vice President and
                                            Principal Financial Officer